UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 30, 2006

AT&T INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 E. Houston, San Antonio, Texas	78205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

__________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Throughout this document, AT&T Inc. is referred to as “AT&T.”

On June 30, 2006, the Board of Directors amended the Non-Employee Stock and Incentive Plan. Under the plan as it existed prior to the amendments, a Director (1) may elect to take all or part of his/her retainer in the form of common stock, (2) may defer retainers and/or meeting fees into stock units or a cash deferral account, and (3) receives an annual grant of stock units. Each stock unit is equivalent to a share of common stock and earns dividend equivalents equal to the dividends on a share of common stock, which is reinvested in additional stock units. Beginning the calendar year after the calendar year the Director leaves the Board, stock units are distributed in the form of an equal number of shares of common stock over the number of annual installments selected by the Director.

Under the recent amendments, distributions of stock units acquired in 2006 and before, along with earnings thereon (including earnings after 2006), will be settled in stock. Other stock units acquired after 2006 will be settled in cash, based upon the then price of common stock. In addition, Directors may elect to have all prior stock units also settled in cash. The company also made other minor amendments to the plan to conform to the requirements of Section 409A of the Internal Revenue Code, governing deferral plans.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are furnished as part of this report:

(d)	Exhibits

10	Non-Employee Director Stock and Deferral Plan

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: July 7, 2006	By: /s/ Richard G. Lindner Richard G. Lindner Senior Executive Vice President and Chief Financial Officer